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                                    EXHIBIT 5

                              LIST OF SUBSIDIARIES


1. National Construction Group Inc. ("National Group") incorporated under the laws of the Province of Quebec, Canada, is a wholly-owned subsidiary of the Company.

2. National Maintenance Inc. incorporated under the laws of the Province of Quebec, Canada, is a wholly-owned subsidiary of the Company.

3. Auprocon Limited incorporated under the laws of the Province of Quebec, Canada, is a wholly-owned subsidiary of National Maintenance Inc.

4. Entretien Industriel N-S Inc. incorporated under the federal laws of Canada, is a wholly-owned subsidiary of National Maintenance Inc.